ROSETTA RESOURCES NAMES RANDY L. LIMBACHER
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Board of Directors Appoints Global Exploration and
Production Veteran to Lead Management Team

HOUSTON--Nov. 1, 2007 – The Board of Directors of Rosetta Resources (NASDAQ: ROSE), an independent oil and gas company, today announced that Randy L. Limbacher has been named President and Chief Executive Officer effective November 1, 2007. Limbacher will also serve as a member of the Rosetta Board of Directors.

Limbacher, 49, was previously President, Exploration and Production – Americas for ConocoPhillips.  He joined ConocoPhillips following its acquisition of Burlington Resources in April 2006, and then assumed responsibility for the company’s E&P operations in the Western Hemisphere.  Prior to the acquisition he was Executive Vice President, Chief Operating Officer and Board Member for Burlington Resources.

“Randy possesses the track record, intellectual enthusiasm and industry acumen required to lead an emerging company like Rosetta,” said Henry Houston, non-executive Chairman of the Board of Rosetta.  “With more than 25 years of international oil and gas experience, Randy is the ideal person to lead Rosetta to the next level of growth and success as an independent oil and gas company. His extensive knowledge of the North American E&P landscape will enable Rosetta to continue its established growth trend.”

Limbacher succeeds Charles Chambers who served as acting CEO from July 9, 2007 until October 31, 2007.  Mr. Houston adds that Chambers will return to his role as Executive Vice President of Corporate Development effective immediately.  “On behalf of the Board, I’d like to express our appreciation to Charlie for his steadfast leadership during this interim period. Additionally, we would like to acknowledge the contributions and guidance of Chief Financial Officer, Mike Rosinski,” said Houston.

“Rosetta is uniquely positioned for growth considering its proven track record, solid asset base and accomplished team,” said Limbacher, newly named Rosetta Resources President and CEO. “This is an exciting time in the company’s history and I look forward to working with our team to build a company sharply focused on delivering shareholder value.”

About Rosetta:

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Rosetta Resources Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

SOURCE: Rosetta Resources Inc.

Investor Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Media Contact:
Clint Woods
Vice President
Pierpont Communications
(713) 627-2223 x 1119
cwoods@piercom.com